TRADER.COM ANNOUNCES MEASURES TO IMPROVE
OPERATING MARGINS IN NORTH AMERICA


Toronto (February 27, 2001)
- Trader.com N.V.(NASDAQ: TRDR),
a global leader in classified advertising, today announced measures to accelerate future growth and profitability.
As a result of this program, Trader.com will close its Toronto office that served as the company's North American headquarters.

*Strong focus on core market segments

Trader.com's key strategic initiatives,
part of a worldwide strategy announced
earlier this year, include an enhanced focus on its core market segments
- automobile, real estate,
general classified advertising and computers.

*Reduction of cost structure

For the past six months,
Trader.com has implemented a cost reduction program in North America, consistent with similar worldwide initiatives.
This includes the elimination of certain non-core web-sites and the rationalization of some facilities including the Canadian Customer Service Center in Winnipeg and the company's IT department in Toronto.
Since January 1, 2001, Trader.com has reduced its workforce by approximately 80 North American employees.

Acceleration of e-business transformation
*Trader.com will accelerate its e-business transformation to enhance the operating cost structure.
In North America, the local print and online sales forces and marketing efforts will be integrated.

 "North America is a key contributor to the overall profitability of Trader.com," said Didier Breton, Chief Operating Officer, Trader.com N.V. "These strategic measures in North America will accelerate the company's worldwide transformation to a fully integrated print and Internet business, increasing efficiency and profitability while reinforcing our leadership in local markets."
"The closure of the North American headquarters in Toronto and the decentralization of functional responsibility is another step in a comprehensive program that commenced six months ago to improve operating margins, " said Carole Salomon, president, Trader.com North America.

About Canada-Trader.com

Canada-Trader.com, a Trader.com company, is one of Canada's leading online and offline marketplaces connecting buyers and sellers of vehicles, boats, RVs, motorcycles, heavy equipment, real estate and computers.
With offices across the country, Canada-Trader.com owns more than 90 print publications coast to coast, including Hebdo.net, AutoTraders, the Vancouver
Buy & Sell and The Computer Paper.
The company's online Canadian marketplaces include canadatrader.com, hebdo.net, canadacomputes.com and buysell.com.


Trader.com
181 Publications in 18 Countries as of November 2000
More than 7 million readers per week
14 million unique listings for the first nine months of 2000 for both online and print businesses
135 million page views per  month as of November 2000
Listed on the NASDAQ (TRDR) and Premier Marche SRD
(First Market of the Paris Stock Exchange -
SICOVAM code 5729 and Reuters code: TRD)

Forward Looking Statements
Certain statements in this press release may be considered to be "forward looking statements" as that term is defined in The United States'
Private Securities Litigation Reform Act of 1995, such as statements that include the words or phrases
"will likely result," "are expected to," "will continue" , "is anticipated," "estimate," "guidance," "project,"
"outlook" or similar expressions, including statements regarding the adequacy of our cash flows, expected cash flows, expected future financial targets, EBITDA savings and margins, revenue growth and draw downs under our credit facility.
Such statements are not promises or guarantees, and are subject to risks and uncertainties which could cause actual results to differ materially from those suggested by any such statements.
Those factors include, but are not limited to, the preliminary nature of the information disclosed in this press release as well as those discussed or identified in our initial public offering prospectus and 1999 Form 20-F, which were filed with the United States Securities and Exchange Commission, including risks or uncertainties relating to our history of reported losses, the control of our company by a small group of shareholders, our highly competitive industry, our ability to make and integrate acquisitions, political and economic conditions of the countries in which we operate including Russia, the currencies in which we do business, our dependence on our management team, our workforce requirements, our content, our brands, our dependence on advertising including print and online advertising, our ability to expand our online business, the limited history of our online business, our online strategy and execution of it and the expenditures required to implement it, the expansion of the Internet and our dependence on the growth of Internet usage, as well as general economic and market conditions. These statements are made as of the date hereof. We disclaim any obligation to update or supplement the information in this press release due to changed circumstances.

For more information:
Sarah Coombs
Fleishman-Hillard
(416) 214-0701 ext. 307
coombss@fleishman.com